Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS OUTSTANDING
FISCAL 2022 FIRST QUARTER RESULTS

Net Sales Increased 23% and Diluted EPS Rose 32% to $1.88

Organic Net Sales1 Grew 18% and Adjusted Diluted EPS Increased 29% in Constant Currency

Positioned to Deliver Strong Holiday and Key Events

Confirming Full Year Outlook

New York, November 2, 2021 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $4.39 billion for its first quarter ended September 30, 2021, an increase of 23% from $3.56 billion in the prior-year period. Net sales grew in every region and product category, reflecting the recovery in brick-and-mortar retail stores, primarily in western markets. Organic net sales increased 18%.

The Company reported net earnings of $692 million, compared with net earnings of $523 million in the prior-year period. Diluted net earnings per common share was $1.88, compared with $1.42 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted earnings per common share increased 31% to $1.89, and rose 29% in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered excellent performance to begin fiscal 2022, despite the increased volatility and variability globally during the quarter, by virtue of our dynamic multiple engines of growth strategy. Our growth engines increasingly diversified, as we expected. Makeup, developed markets in the West, and brick-and-mortar reignited and complemented momentum in Skin Care, Fragrance, mainland China, Travel Retail in Asia/Pacific, and global Online2. Impressively, relative to the pre-pandemic first quarter of fiscal 2020, the overall business is much bigger and more profitable.

Thirteen brands contributed double-digit organic sales growth versus the prior-year period, demonstrating the breadth of strength across our portfolio. Estée Lauder and M·A·C drove Makeup’s emerging renaissance, while La Mer and Clinique delivered stand-out results in Skin Care. Fragrance soared double-digits in every region, driven by Tom Ford Beauty and Jo Malone London. Our hero products performed exceptionally well and our innovation proved, once more, to uniquely capture consumer desires.”
1 Organic net sales represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures as well as the impacts from currency. We believe the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See pages 3 for reconciliations to GAAP.
2Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites.

Freda emphasized, “Looking ahead, we remain focused on the safety and well-being of our employees and consumers. For fiscal 2022, we continue to expect strong net sales and adjusted earnings per share growth with margin expansion. Our confidence in the long-term growth opportunities for global prestige beauty and our Company is reflected in the announcement today to raise the quarterly dividend."

Freda concluded, “Today, we will release our Fiscal 2021 Social Impact and Sustainability Report. We are incredibly inspired by the achievements of our employees around the world in realizing great progress towards our social impact and sustainability commitments and goals.”

COVID-19 Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment, impacting retail traffic and consumer preferences in the first quarter of fiscal 2022. The resurgence of COVID-19 cases and the rapid spread of the Delta variant in most parts of the world led to government restrictions to prevent further spread of the virus. These restrictions included the intermittent closure of businesses deemed non-essential, curtailment of travel, social distancing and quarantines.

Retail Impact
While most brick-and-mortar retail stores globally that sell the Company’s products, whether operated by the Company or its customers, were open during much of the first quarter of fiscal 2022, there were intermittent closures throughout the world. More specifically, in Continental Europe, much of Latin America and most of the Asia/Pacific region, many retail stores were temporarily closed for some period during the quarter due to the resurgence of COVID-19 cases. In much of Continental Europe and parts of the Asia/Pacific region, retail locations gradually reopened later in the quarter with capacity and other safety restrictions in place. Globally, in areas where stores were open, consumer traffic has not recovered to the pre-COVID-19 pandemic levels.

While international passenger traffic remained largely curtailed globally, passenger traffic in Europe, the Middle East & Africa and The Americas was somewhat improved, albeit significantly below pre-COVID-19 pandemic levels. The improvement was due, in part, to an increase in summer holiday travel as government restrictions were lifted, most notably in the United Kingdom, the United States, the Caribbean and Mexico. In Asia/Pacific, a surge in COVID-19 cases led to increased travel restrictions during much of the quarter.

Overall, online continued to grow led by areas where COVID-19 restrictions led to greater brick-and-mortar closures. Online sales were nearly double the pre-COVID level of fiscal 2020 first quarter.

Consumer Preferences
The COVID-19 pandemic-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have influenced consumer preferences and practices. While the demand for makeup improved significantly versus the prior year, it continues to be the only category that remains below the pre-COVID-19 pandemic period, given fewer makeup usage occasions and ongoing mask wearing, while skin care, fragrance and hair care have all grown from pre-pandemic levels.

Supply Chain
The COVID-19 pandemic has contributed to global transportation delays due to port congestion, labor and container shortages, and shipment delays. As a result, higher transportation and logistics costs are expected to negatively impact cost of sales and operating expenses in the remainder of fiscal 2022. The Company expects to mitigate most of the impact to its business and costs through strategic price increases, product mix, timing of shipments, use of air freight and less congested ports, and cost savings in other areas.

Fiscal 2022 First Quarter Results
Organic net sales growth represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM) as well as the impacts from currency.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended September 30, 2021
As Reported - GAAP(1)	23%

Organic, Non-GAAP(2)	18%
Impact of acquisitions, divestitures and brand closures	3
Impact of foreign currency	2
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	23%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM) as well as the impacts from currency.

Adjusted diluted earnings per common share excludes restructuring and other charges as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	September 30
	2021	2020	Growth
As Reported EPS - GAAP(1)	$1.88	$1.42	32%

Non-GAAP
Restructuring and other charges	.01	.02
Adjusted EPS - Non-GAAP	$1.89	$1.44	31%
Impact of foreign currency on earnings per share	(.03)
Adjusted Constant Currency EPS - Non-GAAP	$1.86	$1.44	29%

(1)Includes restructuring and other charges and adjustments

Net sales and operating income in the Company’s product categories and regions outside of the
United States benefited from a weaker U.S. dollar in relation to most currencies.

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$2,449	$2,035	20%	18%	$717	$721	(1)%
Makeup	1,174	978	20	18	91	(71)	100+
Fragrance	609	406	50	48	131	60	100+
Hair Care	148	136	9	8	2	3	(33)
Other	13	7	86	71	—	1	(100)
Subtotal	4,393	3,562	23	21	941	714	32
Returns/charges associated with restructuring and other activities	(1)	—			(6)	(9)
Total	$4,392	$3,562	23%	21%	$935	$705	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended September 30 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures	Impact of Foreign Currency	Net Sales Growth (GAAP)
Skin Care	12%	6%	2%	20%
Makeup	18	—	2	20
Fragrance	48	—	2	50
Hair Care	8	—	1	9
Other	57	14	15	86
Subtotal	18%	3%	2%	23%
Returns associated with restructuring and other activities				—%
Total	18%	3%	2%	23%

(1)Organic net sales growth represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM) as well as the impacts from currency.

Total reported operating income was $935 million, a 33% increase from $705 million in the prior-year period. In constant currency, adjusted operating income increased 29%, primarily reflecting higher net sales and excluding the following items:
•Fiscal 2022 first quarter: $6 million of restructuring and other charges
•Fiscal 2021 first quarter: $9 million of restructuring and other charges and adjustments
•The favorable impact of currency translation of $18 million.

Skin Care
•Skin care net sales grew across every region, primarily led by La Mer and Clinique.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 6 percentage point to net sales growth.

•Strong double-digit growth from La Mer reflected the brand’s significant strength with Chinese consumers. Net sales growth was driven by increases in hero products, including Crème de la Mer, The Moisturizing Soft Cream, and The Treatment Lotion. The launch of The Hydrating Infused Emulsion and targeted expanded consumer reach, including the launch on a new online platform in Southeast Asia, also contributed to growth.
•Clinique delivered double-digit growth driven by strong demand for its hero products, including Even Better Clinical Radical Dark Spot Corrector + Interrupter, and the launch of the Smart Clinical Repair Wrinkle Correcting Serum.
•Skin care operating income decreased, primarily reflecting product mix, strategic investments in advertising and promotional activities and difficult comparisons to a prior year launch, largely offset by higher net sales from La Mer.

Makeup
•Makeup net sales increased, reflecting a nascent recovery in western markets as usage occasions increased and the category benefited from the easier comparisons to the prior year. The increase was led by strong double-digit sales growth from Estée Lauder and M·A·C as COVID-19 restrictions eased somewhat and social events began to recover in certain locations.
•Growth from Estée Lauder was fueled by the Double Wear and Futurist foundation product lines as well as the successful launches of Double Wear Sheer Long-Wear Foundation and Pure Color Whipped Matte Lip Color.
•M·A·C’s growth reflected successful marketing campaigns to drive the makeup renaissance as COVID-19 restrictions subside, with particular strength in face and eye products.
•Makeup operating income increased, primarily reflecting higher net sales, partially offset by strategic investments to support the makeup recovery.

Fragrance
•Net sales grew in every region and across virtually all brands that sell fragrances, driven by continued resilience in luxury fragrance, easy comparisons versus the prior-year period, and the timing of shipments, including holiday shipments.
•Tom Ford Beauty grew strong double-digits, reflecting strength in Private Blend, including Oud Wood and Lost Cherry, and Signature, including Black Orchid. The launch of Ombre Leather Parfum and accelerated growth in emerging markets also contributed to growth.
•Jo Malone London’s net sales grew double digits primarily driven by strength in colognes, particularly in hero franchises like Wood Sage & Sea Salt and English Pear & Freesia. Bath & Body and Home also delivered strong growth reflecting consumer demand for home fragrance products during the pandemic.
•Designer fragrances growth primarily reflected timing of holiday shipments as well as easy comparisons in travel retail versus the prior year.
•Net sales from Le Labo and Estée Lauder rose strong double digits with growth primarily reflecting the opening of brick-and-mortar, improved traffic to those retail locations and initial shipments of Estée Lauder’s The Luxury Collection.
•Kilian Paris’ net sales nearly doubled, driven by retail reopening and demand for hero products, including Love, Don’t be Shy, and the successful launch of The Liquors franchise.

•Fragrance operating income increased, driven primarily by higher net sales partly offset by strategic investments to support brick-and-mortar reopening.

Hair Care
•Hair care net sales rose, reflecting increases from both Bumble and bumble and Aveda primarily due to the reopening of brick-and-mortar salons and retail.
•Hair care operating results were flat reflecting higher net sales offset by strategic investments to support the recovery as brick-and-mortar reopens.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$1,194	$873	37%	36%	$254	$65	100+%
Europe, the Middle East & Africa	1,873	1,540	22	21	465	411	13
Asia/Pacific	1,326	1,149	15	11	222	238	(7)
Subtotal	4,393	3,562	23	21	941	714	32
Returns/charges associated with restructuring and other activities	(1)	—			(6)	(9)
Total	$4,392	$3,562	23%	21%	$935	$705	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended September 30 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures	Impact of Foreign Currency	Net Sales Growth (GAAP)
The Americas	27%	9%	1%	37%
Europe, the Middle East & Africa	19	2	1	22
Asia/Pacific	10	1	4	15
Subtotal	18%	3%	2%	23%
Returns associated with restructuring and other activities				—%
Total	18%	3%	2%	23%

(1)Organic net sales growth represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM) as well as the impacts from currency.

The Americas
•Net sales grew throughout the region as brick-and-mortar largely reopened and traffic began to recover as government restrictions eased in many parts of the region. Growth in the region was led by double-digit increases in the United States and Latin America.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 9 percentage point to net sales growth.
•Brick-and-mortar sales increased strong double digits, more than offsetting a modest decline in organic online sales. Brick-and-mortar benefited from a year-over-year increase in open retail locations as well as improved traffic in those locations. Logistics constraints also caused some retailers to increase orders, including accelerating holiday purchases.
•In North America, sales grew in every product category. The fragrance category continued to deliver double-digit growth, hair care increased double digits and skin care growth remained strong. Makeup, which was disproportionately impacted by the challenges stemming from the COVID-19 pandemic, returned to growth with a strong double-digit increase.
•In Latin America, sales grew double digits in every market and every category.
•Operating income in The Americas increased, primarily reflecting higher nets sales partially offset by strategic investments to support the reopening of brick-and mortar retail and the makeup recovery.

Europe, the Middle East & Africa
•Net sales grew in virtually every market, led by the United Kingdom, Russia and the Middle East. The growth reflects recovery in brick-and-mortar as vaccination rates rose compared to the prior year when retail traffic was negatively impacted by COVID-19.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 2 percentage point to net sales growth.
•Sales increased in every category led by fragrance and makeup.
•Global travel retail sales increased double digits reflecting continued growth in Asia/Pacific, despite a surge in COVID-19 cases that led to increased travel restrictions there during much of the first quarter of fiscal 2022, as well as the partial return of summer holiday travel in Europe, the Middle East & Africa and The Americas.
•Organic online sales growth slowed from the fourth quarter of fiscal 2021, but remained positive, as brick-and-mortar recovered.
•Operating income increased, primarily driven by higher net sales partially offset by strategic investments behind key hero franchises and to support the reopening of brick-and-mortar retail.

Asia/Pacific
•Net sales growth primarily reflected increases in Greater China and Korea as COVID-related retail store closures in the rest of the region negatively impacted growth.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 1 percentage point to net sales growth.
•Fragrance and skin care net sales grew double digits in the region and hair care increased single digit.
•The Company continued to focus its investments on digital marketing, resulting in strong double-digit online sales growth that more than offset the impact to brick-and-mortar from the resurgence of COVID-19 cases during the quarter.

•In mainland China, net sales grew double digits led by skin care and fragrance. Sales also increased double digits in nearly every channel.
•Operating income decreased, reflecting continued strategic investments despite increased headwinds from temporary restrictions due to COVID-19, which more than offset the higher net sales.

Cash Flows
•For the three months ended September 30, 2021, net cash flows provided by (used for) operating activities were $(81) million, compared with $358 million in the prior-year period, as working capital needs returned to a more normalized level for the first quarter, partially offset by higher earnings before taxes, excluding non-cash items.
•Capital Expenditures increased to $205 million compared to $116 million in the prior-year period, primarily driven by increased investment for a new manufacturing facility in Japan.
•The Company ended the quarter with $4 billion in cash and cash equivalents after returning $749 million cash to stockholders through dividends and share repurchases.

Outlook for Fiscal 2022 Second Quarter and Full Year
With multiple engines of growth across regions, brands, product categories and channels, the
Company is well-positioned to continue to drive a gradual recovery as macro-conditions and market dynamics support it. The Company expects to invest in areas to support the recovery, including advertising, online, research and development and supply chain, to both drive growth in areas of opportunity and help nurture emerging trends in the rest of the business.

The full year outlook reflects the following assumptions:
•Global volatility and variability is expected to continue, including inflation, supply chain disruption and COVID-19 restrictions. In the context of this uncertain environment, the Company believes it can continue to mitigate emerging headwinds and manage through this environment while driving multiple engines of growth.
•A recovery of the makeup and hair care categories as countries reduce COVID-19 restrictions.
•Growth in developed markets in the west and in brick-and-mortar retail.
•Targeted new distribution throughout the year to retailers that provide broader consumer reach.
•A gradual resumption of international travel beginning later in the fiscal year.
•Benefit from a nearly full year incremental impact of DECIEM in net sales and operating results.
•Higher transportation and logistics costs are expected to negatively impact cost of sales and operating expenses in the remainder of fiscal 2022. The Company expects to mitigate most of the impact to its business and costs through strategic price increases, product mix, timing of shipments, use of air freight and less congested ports, and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 23%.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges, including inflationary pressures and supply chain disruptions, and changes in consumer preferences that affect consumer spending in certain countries, channels and travel corridors.
Longer-term, the Company expects to return to its growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of COVID-19 subside.

Second Quarter Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 11% and 13% versus the prior-year period.
•Organic net sales, which excludes the non-comparable impacts from acquisitions, divestitures and brand closures as well as the impact from currency, are forecasted to increase between 8% and 10%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $2.47 and $2.59. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $2.51 and $2.61.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $10 million to $20 million, equal to $.02 to $.04 per diluted common share.
•Adjusted diluted earnings per common share are expected to be flat to down 4% on a constant currency basis. The prior year effective tax rate included the one-time benefit associated with the retroactive application of changes in global intangible low-taxed income (“GILTI”) U.S. tax regulations.
◦Currency exchange rates are volatile and difficult to predict. Using September 30, 2021 spot rates for the second quarter of fiscal 2022, the currency impact on diluted earnings per share is expected to be negligible.
•The increase in ownership of DECIEM is also expected to be negligible to diluted earnings per common share.

Full Year Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 12% and 15% versus the prior-year period. This is ahead of the Company’s long-term goal of 6% to 8% as the business begins to normalize as it recovers from the impacts of COVID-19.
•Organic net sales, which excludes the non-comparable impacts from acquisitions, divestitures and brand closures as well as the impact from currency, are forecasted to increase between 9% and 12%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $7.09 and $7.30. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $7.23 and $7.38.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $40 million to $70 million, equal to $.08 to $.14 per diluted common share.
•Adjusted diluted earnings per common share are expected to increase between 11% and 14% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using September 30, 2021 spot rates for fiscal 2022, currency is expected to be about $.04 accretive to diluted earnings per share.
•The increase in ownership of DECIEM is expected to be $.03 accretive to diluted earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	December 31, 2021(F)	June 30, 2022(F)
As Reported - GAAP(1)	11% - 13%	12% - 15%

Organic, Non-GAAP(2)	8% - 10%	9% - 12%
Impact of acquisitions, divestitures and brand closures, net	3	3
Impact of foreign currency	—	—
Returns associated with restructuring and other activities	—	—
As Reported - GAAP(1)	11% - 13%	12% - 15%
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents adjusted net sales excluding non-comparable impacts of acquisitions, divestitures and brand closures as well as the impacts from currency. Specifically, (i) for the fiscal quarter ending December 31, 2021, DECIEM and BECCA have been excluded from organic net sales growth, and (ii) for the fiscal year ending June 30, 2022, DECIEM has been excluded from organic net sales growth for the first 10.5 months and BECCA has been excluded from organic net sales growth for the final nine months.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	December 31			June 30
	2021(F)	2020	Growth	2022(F)	2021	Variance
Forecasted/As Reported EPS - GAAP(1)	$2.47 - $2.59	$2.37	4% - 9%	$7.09 - $7.30	$7.79	(9%) - (6%)

Non-GAAP
Restructuring and other charges	.02 - .04	.08		.08 - .14	.48
Changes in fair value of contingent consideration	—	(.01)		—	(.01)
Acquisition-related stock option expense	—	—		—	.09
Goodwill, other intangible and long-lived asset impairments	—	.17		—	.40
Other income	—	—		—	(2.30)
Forecasted/Adjusted EPS - Non-GAAP	$2.51- $2.61	$2.61	(4%) - 0%	$7.23 - $7.38	$6.45	12% - 15%
Impact of foreign currency	—			(.04)
Forecasted Adjusted Constant Currency EPS - Non-GAAP	$2.51 - $2.61	$2.61	(4%) - 0%	$7.19 - $7.34	$6.45	11% - 14%
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 2, 2021 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 6086324). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin Paris, TOM FORD BEAUTY, Smashbox, Ermenegildo Zegna, AERIN, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2021	2020
Net sales(A)	$4,392	$3,562	23%
Cost of sales(A)	1,057	825	28
Gross profit	3,335	2,737	22
Gross margin	75.9%	76.8%

Operating expenses
Selling, general and administrative	2,394	2,026	18
Restructuring and other charges(A)	6	6	—
Total operating expenses	2,400	2,032	18
Operating expense margin	54.6%	57.0%

Operating income	935	705	33
Operating income margin	21.3%	19.8%

Interest expense	42	45	(7)
Interest income and investment income, net	4	14	(71)
Other components of net periodic benefit cost	1	3	(67)
Other income	1	—	100
Earnings before income taxes	897	671	34
Provision for income taxes	202	146	38
Net earnings	695	525	32
Net earnings attributable to noncontrolling interests	(1)	(2)	50
Net earnings attributable to redeemable noncontrolling interest	(2)	—	(100)
Net earnings attributable to The Estée Lauder Companies Inc.	$692	$523	32%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.91	$1.44	32%
Diluted	$1.88	$1.42	32%

Weighted-average common shares outstanding
Basic	362.2	362.1
Diluted	367.9	367.2

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

The Company substantially completed initiatives approved under the Leading Beauty Program (the “LBF Program”) through fiscal 2021. Additional information about the LBF Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended September 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$3	$4	$3	$.01
PCBA Program	1	(1)	—	2	2	2	—
Total	$1	$(1)	$1	$5	$6	$5	$.01

	Three Months Ended September 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$3	$(8)	$2	$(3)	$(2)	$—
PCBA Program	—	—	12	—	12	9.02
Total	$—	$3	$4	$2	$9	$7	$.02

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended September 30
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$4,392	$1	$4,393	$(77)	$4,316	$3,562	$—	$3,562	23%	21%
Cost of sales	1,057	1	1,058	(17)	1,041	825	(3)	822
Gross profit	3,335	—	3,335	(60)	3,275	2,737	3	2,740	22%	20%
Gross margin	75.9%		75.9%		75.9%	76.8%		76.9%

Operating expenses	2,400	(6)	2,394	(42)	2,352	2,032	(6)	2,026	18%	16%
Operating expense margin	54.6%		54.5%		54.5%	57.0%		56.9%
Operating income	935	6	941	(18)	923	705	9	714	32%	29%
Operating income margin	21.3%		21.4%		21.4%	19.8%		20.0%

Provision for income taxes	202	1	203	(4)	199	146	2	148	37%	34%

Net earnings attributable to The Estée Lauder Companies Inc.	$692	$4	$696	$(13)	$683	$523	$7	$530	31%	29%
Diluted EPS	$1.88	$.01	$1.89	$(.03)	$1.86	$1.42	$.02	$1.44	31%	29%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2021	June 30, 2021	September 30, 2020
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,995	$4,958	$4,267
Accounts receivable, net	2,265	1,702	1,812
Inventory and promotional merchandise	2,633	2,505	2,204
Prepaid expenses and other current assets	593	603	512
Total current assets	9,486	9,768	8,795
Property, plant and equipment, net	2,358	2,280	2,077
Operating lease right-of-use assets	2,113	2,190	2,322
Other assets	7,623	7,733	4,709
Total assets	$21,580	$21,971	$17,903

LIABILITIES AND EQUITY

Current debt	$281	$32	$473
Accounts payable	1,485	1,692	1,178
Operating lease liabilities	371	379	399
Other accrued liabilities	3,182	3,195	2,694
Total current liabilities	5,319	5,298	4,744
Long-term debt	5,267	5,537	4,913
Long-term operating lease liabilities	2,073	2,151	2,309
Other noncurrent liabilities	1,964	2,037	1,456
Total noncurrent liabilities	9,304	9,725	8,678
Redeemable noncontrolling interest	842	857	—
Total equity	6,115	6,091	4,481
Total liabilities and equity	$21,580	$21,971	$17,903

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2021	2020
Net earnings	$695	$525
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	183	156
Deferred income taxes	(57)	(39)
Other items	94	72
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(583)	(607)
Increase in inventory and promotional merchandise	(178)	(94)
Decrease (increase) in other assets, net	(19)	39
Increase (decrease) in accounts payable and other liabilities, net	(216)	306
Net cash flows provided by (used for) operating activities	$(81)	$358

Other Investing and Financing Sources (Uses):
Capital expenditures	$(205)	$(116)
Payments to acquire treasury stock	(557)	(25)
Dividends paid	(192)	(174)
Proceeds (repayments) of current debt, net	3	(747)

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